Exhibit 21.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation

ScoutCam, Inc.	Nevada, United States

GERD IP, Inc.	Delaware, United States

Eventer Technologies Ltd.	Israel